Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Publix Super Markets, Inc.:

We consent to the incorporation by reference in the registration statements (No. 033-55867, No. 333-62705, No. 333-63544 and No. 333-147049) on Form S-8 of Publix Super Markets, Inc. of our reports dated February 23, 2009, with respect to the consolidated balance sheets of Publix Super Markets, Inc. as of December 27, 2008 and December 29, 2007, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the fiscal years in the three-year period ended December 27, 2008, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 27, 2008, which reports appear in the December 27, 2008 Annual Report on Form 10-K of Publix Super Markets, Inc.

Our report refers to the adoption of Financial Accounting Standard Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109, as of December 31, 2006. The Company adopted the recognition provision and the measurement provision of Statement of Financial Accounting Standard No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, as of December 30, 2006 and December 30, 2007, respectively. The Company adopted Statement of Financial Accounting Standard No. 157, Fair Value Measurement, for its available-for-sale securities as of December 30, 2007.

KPMG LLP

February 23, 2009
Tampa, Florida
Certified Public Accountants